[LOGO]     Norwest Bank Minnesota,
           National Association                                Credit Agreement
===============================================================================

THIS CREDIT AGREEMENT (the "Agreement") dated as of February 26, 1999 (the "Effective Date") is between Norwest Bank Minnesota, National Association (the "Bank") and Everest Medical Corporation, a Minnesota corporation (the "Borrower").

BACKGROUND

The Borrower has asked the Bank to provide a One Million and 00/100 Dollars ($1,000,000.00) line of credit to be used for financing accounts.

The Bank is agreeable to meeting the Borrower's request provided that the Borrower agrees to the terms and conditions of this Agreement.

The Revolving Note (as defined below), this Agreement, and all "Security Documents" described in Exhibit B, and any modifications, amendments or replacements to such promissory notes or agreements shall be referred to collectively as the "Documents."

In consideration of the above premises, the Bank and the Borrower agree as follows:

1.       LINE OF CREDIT

1.1 Line of Credit Amount. During the Line Availability Period defined below, the Bank agrees to provide a conditional revolving line of credit (the "Line") to the Borrower. Outstanding amounts under the Line shall not, at any one time, exceed the lesser of the Borrowing Base or One Million and 00/Dollars ($1,000,000.00). The Borrowing Base is defined in Exhibit A-1 to this Agreement. This is a conditional revolving line of credit and each advance under the Line, if made, shall be at the sole discretion of the Bank.

1.2 Line Availability Period. The "Line Availability Period" shall mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Line Expiration Date of December 31, 1999.

1.3 The Revolving Note. The Borrower's obligation to repay advances under the Line shall be evidenced by a promissory note (the "Revolving Note") dated as of the Effective Date, and in form and content acceptable to the Bank. Reference is made to the Revolving Note for interest rate and repayment terms.

1.4 Mandatory Prepayment. If at any time the principal outstanding under the Revolving Note exceeds the lesser of the Borrowing Base or $1,000,000.00, the Borrower must immediately prepay the Revolving Note in an amount sufficient to eliminate the excess.

2.       FEES AND EXPENSES

2.1 Audit Expense. The Borrower shall reimburse the Bank for the cost of periodic audits of all collateral granted to the Bank by the Borrower, which may be conducted at such intervals as the Bank may reasonable require, but limited to a maximum reimbursement of $1,500.00 each calendar year.

2.2 Documentation Expense. The Borrower agrees to reimburse the Bank for its reasonable expenses relating to the preparation of the Documents and any possible future amendments to the Documents, which reimbursement may include, but shall not be limited to, reimbursement

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         of reasonable attorneys' fees, including the allocated costs of the
         Bank's in-house counsel, which shall not be in excess of $500.00. Despite such reimbursement the Borrower acknowledges that the Bank's counsel is engaged solely to represent the Bank and does not represent the Borrower.

2.3 Collection Expense. In the event the Borrower fails to comply with any covenant or condition of this Agreement or the Documents, or fails to pay the Bank any amounts due under this Agreement or under the Documents, the Borrower shall pay all costs of workout and collection, including reasonable attorneys' fees and legal expenses incurred by the Bank.

2.4 Miscellaneous Expense. The Borrower agrees to reimburse the Bank for its expenses incurred in perfecting any security interest in property granted by the Borrower to the Bank.

3.       ADVANCES AND PAYMENTS

3.1 Requests for Advances. Any line advance requested under the terms of this Agreement shall be requested by telephone or in a writing delivered to the Bank (or transmitted via facsimile) by any person reasonably believed by the Bank to be authorized by the Borrower to do so. The Bank will not consider any such request following an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds shall be deposited into the Borrower's account at the Bank or disbursed in such other manner as the parties may agree.

3.2 Payments. All principal, interest and fees due under the Documents shall be paid by the direct debit of available funds deposited in the Borrower's account with the Bank. The Bank shall debit the account on the dates the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day"), the Bank shall debit the account on the next Banking Day and interest shall continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment shall be due immediately without necessity of demand by direct payment of immediately available funds.

4.       SECURITY

         During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, all amounts due under this Agreement and the Documents shall be secured at all times as provided in Exhibit B. The Borrower also hereby grants the Bank a security interest (independent of the Bank's right of set-off) in its deposit accounts at the Bank and in any other debt obligations of the Bank to the Borrower.

5.       CONDITIONS PRECEDENT

         The Borrower must deliver to the Bank the documents described in Exhibit B, properly executed and in form and content acceptable to the Bank, prior to the Bank's initial advance or disbursement under this Agreement. The Borrower must also deliver to the Bank, prior to the initial advance and any subsequent line advances under this Agreement, a Borrowing Base Certificate in the form of Exhibit A-2, at the intervals provided in Section 7.1(c).

6.       REPRESENTATIONS AND WARRANTIES

         To induce the Bank to enter into this Agreement, the Borrower, to the best of its knowledge and upon due inquiry, makes the representations and warranties contained in Exhibit C. Each request for an advance or a disbursement under this Agreement following the Effective Date constitutes a reaffirmation of these representations and warranties.


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7.       COVENANTS

7.1      Financial Information and Reporting

         Except as otherwise stated in this Agreement, all financial information provided to the Bank shall be compiled using generally accepted accounting principles consistently applied. During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

(a) Annual Financial Statements. Provide the Bank within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements for the fiscal year then ending, in form acceptable to the Bank.
         The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank.

(b) Interim Financial Statements. Provide the Bank within 30 days of each quarter end, the Borrower's interim financial statements for the interim period then ending. The statements must be current through the end of that period and must be compiled by a certified public accountant acceptable to the Bank.

(c) Borrowing Base Certificate. Provide the Bank within 30 days of each month end when borrowings are outstanding under the Line, a Borrowing Base Certificate in the form of Exhibit A-2, current through the end of that period and certified as correct by an officer of the Borrower acceptable to the Bank. At the time of each request for an advance under this Agreement following the Effective Date, the Borrower shall deliver to the Bank a new Borrowing Base Certificate, unless the Bank is in possession of a Borrowing Base Certificate current within 30 days of the requested advance.

(d) Accounts Receivable Aging. Provide the Bank within 30 days of each month end when borrowings are outstanding under the Line, an accounts receivable aging report in form acceptable to the Bank, current through the end of that period and certified as correct by an officer of the Borrower acceptable to the Bank.

(e) Notices. Provide the Bank prompt written notice of: 1) any event of default or any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under the Agreement or any of the Documents; 2) any future event that would cause the representations and warranties contained in this Agreement to be untrue when applied to the Borrower's circumstances as of the date of such event; 3) its discovery of any unpermitted release, emission, discharge or disposal of any material of environmental concern; or 4) its receipt of a claim from any governmental entity or third party alleging noncompliance with environmental laws applicable to its operations or properties.

(f) Additional Information. Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.

7.2      Financial Covenants

         During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to comply with the financial covenants described below, which shall be calculated using generally accepted accounting principles consistently applied, except as they may be otherwise modified by the following capitalized definitions:


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         "Tangible Net Worth" means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2) receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower; and (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.

(a)      Tangible Net Worth. Maintain a minimum Tangible Net Worth of at least
         (i) $2,738,000 as of March 31, 1999; (ii) $2,803,000 as of June 30,
         1999; (iii) $2,917,000 as of September 30, 1999; and (iv) $3,131,000 as
         of December 31, 1999.

(b) Total Liabilities to Tangible Net Worth Ratio. Maintain a ratio of total liabilities to Tangible Net Worth of less than .80 to 1.0 as of the end of each fiscal quarter.

(c) Net Profit. Achieve a minimum year to date after-tax net profit of (i) ($50,000) as of March 31, 1999; (ii) $100,000 as of June 30, 1999;
         (iii) $300,000 as September 30, 1999; and (iv) $600,000 as of December 31, 1999.

7.3      Other Covenants

         During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

(a) Insurance. Cause its properties to be adequately insured by a reputable insurance company against loss or damage and to carry such other insurance (including business interruption, flood, or environmental risk insurance) as is required of or usually carried by persons engaged in the same or similar business. Such insurance must with respect to the Bank's collateral security, include a lender's loss payable endorsement in favor of the Bank in form acceptable to the Bank.

(b) Collateral Audits. Permit the Bank to conduct audits of all collateral pledged to the Bank by the Borrower at such intervals as the Bank may reasonably require, but not in excess of 2 times each calendar year. The audits may be performed by employees of the Bank or independent contractors retained by the Bank.

(c) Nature of Business. Refrain from engaging in any line of business materially different from that presently engaged in by the Borrower.

(d) Deposit Accounts. Maintain its principal deposit accounts with the Bank.

(e) Form of Organization and Mergers. Refrain from filing as a limited liability company or changing its legal form of organization, or consolidating, merging, pooling, syndicating or otherwise combining with any other entity.

(f) Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.

(g) Books and Records. Maintain adequate books and records, refrain from making any material changes in its accounting procedures for tax or other purposes, and permit the Bank to inspect same upon reasonable notice.

(h) Compliance with Laws. Comply in all material respects with all laws applicable to its form of organization, business, and the ownership of its property.

(i) Preservation of Rights. Maintain and preserve all permits, licenses, rights, privileges, charters and franchises that it now owns.

         These covenants were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. As consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and possible modifications to the Documents and the monitoring of the Agreement. The waiver or modification of any covenant that has been violated by the Borrower shall be made at the sole discretion of the Bank. These options do not limit the Bank's right to exercise its rights under
         Section 8 of this Agreement.

8.       EVENTS OF DEFAULT AND REMEDIES

8.1      Default

         The Line is a conditional line of credit, which means that the Bank is not obligated to make advances under the Line even if the Borrower is in compliance with the terms of this Agreement, and the Revolving Note evidencing borrowings under the Line shall be payable by the Borrower upon Demand by the Bank. Despite this reservation of rights, upon the occurrence of any one or more of the following events of default, or at any time afterward unless the default has been timely cured (if applicable), the Bank may declare the Line to be terminated and in its discretion accelerate and declare the unpaid principal, accrued interest and all other amounts payable under the Revolving Note and the Documents to be immediately due and payable:

(a) Failure by the Borrower to make any payment of principal or interest due under the Revolving Note which continues for 10 days after its due date.

(b) Default by the Borrower in the observance or performance of any covenant or agreement contained in this Agreement, and continuance for more than 15 days.

(c) Default by the Borrower in the observance or performance of any covenant or agreement contained in any of the Documents (excepting defaults under this Agreement, which are addressed in the preceding paragraph), after giving effect to applicable grace periods, if any.

(d) Default by the Borrower with respect to any indebtedness or obligation owed to the Bank, which is unrelated to any loan or facility subject to the terms of this Agreement, or to any other creditor, which would allow the maturity of any such indebtedness or obligation to be accelerated.

(e) Any representation or warranty made by the Borrower to the Bank in this Agreement, or any financial statement or report submitted to the Bank by or on behalf of the Borrower is materially false or misleading.

(f) Any litigation or governmental proceeding against the Borrower seeking an amount in excess of $100,000.00 which is not insured or subject to indemnity by a solvent third party either 1) results in a judgment equal to or in excess of that amount against the Borrower or 2) remains unresolved on the 270th day following the date of service on the Borrower.

(g) A garnishment, levy or writ of attachment, or any local, state, or federal notice of tax lien or levy is made or issues against the Borrower, or any post judgment process or procedure is commenced or any supplementary remedy for the enforcement of a judgment is employed against the Borrower or the Borrower's property.

(h) A material adverse change occurs in the Borrower's financial condition or ability to repay its obligations to the Bank.

8.2      Immediate Default

         If, with or without the Borrower's consent, a custodian, trustee or receiver is appointed for any of the Borrower's properties, or the Borrower makes an assignment for the benefit of its creditors, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, or the Borrower is dissolved, liquidated, or winds up its business, then the Line shall immediately terminate without notice, and the unpaid principal, accrued interest, and all other amounts payable under the Revolving Note and the Documents shall become immediately due and payable without notice or demand.

9.       MISCELLANEOUS.

(a) No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in this Agreement and the Documents are cumulative and not exclusive of any remedies provided by law.

(b) Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank and Borrower. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

(c) Binding Effect: Assignment. This Agreement and the Documents are binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement and the Documents without the Bank's prior written consent. The Bank may sell participations in or assign this Agreement and the Documents and exchange financial information about the Borrower with actual or potential participants or assignees.

(d) Minnesota Law. This Agreement and the Documents shall be governed by the substantive laws (other than conflict of laws) of the State of Minnesota, and the Bank and Borrower consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota.

(e) Severability of Provisions. If any part of this Agreement or the Documents are unenforceable, the rest of this Agreement or the Documents may still be enforced.

(f) Integration. This Agreement and the Documents describe the entire understanding and agreement of the parties and supersedes all prior agreements between the Bank and the Borrower relating to each credit facility subject to this Agreement, whether verbal or in writing, and may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. In the event of any inconsistency between the Agreement and the Documents, inconsistent terms shall, where possible, be construed as conferring cumulative rights and remedies upon the Bank, and, to the extent that such construction is not possible, the terms of this Agreement shall govern.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS (EXCEPT CONSUMER LOANS OR OTHER EXEMPT TRANSACTIONS) NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

Address for notices to Bank:                Address for notices to Borrower:

NORWEST BANK MINNESOTA,
  NATIONAL ASSOCIATION                      EVEREST MEDICAL CORPORATION
7900 Xerxes Avenue South                    13755 First Avenue North
Bloomington, Minnesota 55431-2208           Plymouth, Minnesota 55441-5454
Attention:  Gary Veverka                    Attention:  Thomas F. Murphy


NORWEST BANK MINNESOTA,
  NATIONAL ASSOCIATION                      EVEREST MEDICAL CORPORATION


By:                                         By:

Its:                                        Its:





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                                   EXHIBIT A-1

                            BORROWING BASE DEFINITION

Borrowing Base means the sum of 80% of Eligible Accounts Receivable (as defined below).

Eligible Accounts Receivable means all accounts receivable of the Borrower except those which are:

          1) Due from an account debtor located within the United States and greater than 90 days past the invoice date.
          2) Due from an account debtor located outside the United States (specifically excluding Turkey and Italy), supported by insurance acceptable to the Bank and greater than 120 days past the invoice date.
          3) Due from an account debtor located in Turkey or Italy, supported by insurance acceptable to the Bank and greater than 150 days past the invoice date.
          4) Due from an account debtor located in the United States, 10% or more of whose accounts owed to the Borrower are more than 90 days past the invoice date.
          5) Due from an account debtor located outside the United States (specifically excluding Turkey and Italy), 10% or more of whose accounts owed to the Borrower are more than 120 days past the invoice date.
          6) Due from an account debtor located in Turkey or Italy, 10% or more of whose accounts owed to the Borrower are more than 150 days past the invoice date.
          7)   Subject to offset or dispute.
          8) Due from an account debtor who is subject to any bankruptcy proceeding.
          9) Owed by a shareholder, subsidiary, affiliate, officer or employee of the Borrower.
          10) Not subject to a perfected first lien security interest in favor of the Bank.
          11) Due from an account debtor located outside the United States and not supported by insurance acceptable to the Bank.
          12)  Due from a unit of government, whether foreign or domestic.
          13) Otherwise deemed ineligible by the Bank in its reasonable discretion.




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                                   EXHIBIT A-2

                           EVEREST MEDICAL CORPORATION

                           BORROWING BASE CERTIFICATE


TO:      Norwest Bank Minnesota,
         National Association
         7900 Xerxes Avenue South
         Bloomington, Minnesota 55431-2208
         (the "Bank")

         Everest Medical Corporation (the "Borrower") certifies that the following computation of the Borrowing Base was performed as of __________________________ in accordance with the Borrowing Base definitions set forth in Exhibit A-1 to the Credit Agreement entered into between the Bank and the Borrower dated February _____, 1999.

Total A/R                                  $
                                           ----------------

    Less:    1) Greater than 90 days       $
                                           ----------------

             2) Other ineligibles          $
                                           ----------------

    Eligible A/R                           $
                                           ----------------

    80% of Eligible Accts. Receivable                      $
                                                           ---------------

    Total Borrowing Base                                   $
                                                           ---------------

    Total Line Outstandings                                ($             )
                                                            --------------

    Excess (Deficit)                                       $
                                                           ---------------

EVEREST MEDICAL CORPORATION


By: ___________________________

Its:___________________________

Date:__________________________


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                                    EXHIBIT B

                        CONDITIONS PRECEDENT AND SECURITY

Please Note: This Exhibit describes each Note, Security Document,
Authorizations, Organizational Documents, and all miscellaneous documents, reports, certificates and other information required as a condition to each advance or disbursement under the Agreement, whether or not they have previously been delivered to the Bank.

Note

Revolving Note

Security Documents

Each Security Document described below must continue in full force and effect at all times in accordance with its terms during the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full. The failure of any Security Document to meet these requirements may result in an event of default under the Agreement and the acceleration of all of the Borrower's obligations to the Bank evidenced by the Documents.

Security Agreement of Borrower . A Security Agreement signed by the Borrower, granting the Bank a first lien security interest in the Borrower's accounts, inventory, equipment and general intangibles, described in that Agreement, together with one or more UCC-1 Financing Statements sufficient to perfect the security interest granted to the Bank in each jurisdiction where such property is located.

Authorization

Certificate of Authority of Borrower. A Certificate of Authority executed by such person or persons authorized by the Borrower's organizational documents and/or agreements to do so, certifying the incumbency and signatures of the officers or other persons authorized to execute the Documents, and authorizing the execution of the Documents and performance in accordance with their terms.

Organization

Articles of Incorporation and By-Laws. A recently certified copy of the Borrower's Articles of Incorporation and By-laws, and any amendments, if applicable.

Certificate of Good Standing. A recently certified copy of the Borrower's Certificate of Good Standing.

Other

Arbitration Agreement. The Bank's standard form of Arbitration Agreement signed by the Bank and Borrower, subjecting potential controversies between them to binding arbitration, including but not limited to those relating to the Documents and this Agreement.

Evidence of Insurance. Evidence that the Borrower has obtained all insurance coverage required by this Agreement, and that the Bank has been named as the beneficiary of such policy or policies of insurance.


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                                    EXHIBIT C

                         REPRESENTATIONS AND WARRANTIES

Organizational Status. The Borrower is a corporation duly formed and in good standing under the laws of the State of Minnesota.

Authorization. The execution and delivery of the Documents is within the Borrower's powers, has been duly authorized by the Borrower and does not conflict with any of the Borrower's organizational documents or any other agreement by which the Borrower is bound, and has been signed by all persons authorized and required to do so under its organizational documents.

Financial Reports. The Borrower has provided the Bank with its annual audited financial statement dated December 31, 1997 and its unaudited interim financial statement dated September 30, 1998, and these statements fairly represent the financial condition of the Borrower as of their respective dates and were prepared in accordance with generally accepted accounting principles consistently applied.

Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

Taxes. The Borrower has paid when due all federal, state and local taxes.

No Default. There is no event which is, or with notice or the lapse of time would be, an event of default under this Agreement.

ERISA. The Borrower is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and has received no notice to the contrary from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental entity or notice of any claims or pending claims under ERISA.

Environmental Matters. 1) The Borrower is in compliance in all material respects with all health and environmental laws applicable to the Borrower and its operations and knows of no conditions or circumstances that could interfere with such compliance in the future; 2) the Borrower has obtained all environmental permits and approvals required by law for the operation of its business; and 3) the Borrower has not identified any "recognized environmental conditions", as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence, which could subject the Borrower to enforcement action if brought to the attention of appropriate governmental authorities.